Exhibit 99.1

For Immediate Release

Smithfield Foods Announces Second Quarter Earnings

Well Above Last Year

Smithfield, Virginia (November 30, 2004)—Smithfield Foods, Inc. (NYSE: SFD) today announced that net income for the second quarter of fiscal 2005 was $58.4 million, or $.52 per diluted share, versus income from continuing operations last year of $31.9 million, or $.29 per diluted share. Sales were $2.7 billion compared with $2.1 billion last year.

Following are the company’s sales and operating profit by segment:

	13 Weeks Ended		26 Weeks Ended
(in millions)	October 31, 2004	October 26, 2003	October 31, 2004	October 26, 2003
Sales
Pork	$1,884.3	$1,157.2	$3,647.7	$2,290.2
Beef	527.2	660.0	1,121.9	1,265.4
Hog Production	526.5	304.0	1,053.7	639.7
Other	269.6	192.6	488.3	366.1

	3,207.6	2,313.8	6,311.6	4,561.4
Intersegment	(488.5)	(254.1)	(940.8)	(520.1)

Total Sales	$2,719.1	$2,059.7	$5,370.8	$4,041.3

Operating Profit
Pork	$39.9	$42.5	$61.7	$24.9
Beef	(8.6)	40.1	(6.8)	72.0
Hog Production	98.2	3.4	197.8	61.5
Other	12.3	2.1	20.2	(1.6)
Corporate	(22.1)	(13.9)	(42.4)	(28.7)

Total Operating Profit	$119.7	$74.2	$230.5	$128.1

Results include $.05 per diluted share related to $6.3 million in shutdown costs and operating losses in the beef segment relating to the closing of the Showcase Foods, Inc. plant and a $2 million corporate charge for a payment to the government to settle a Department of Justice civil suit.

Earnings in the quarter reflected sharply improved results from hog production due to a 36 percent increase in live hog market prices year over year. Hog production earnings more than offset lower pork margins and a modest loss in the beef segment.

As previously announced, commodity futures contracts for live hogs reduced hog production earnings by $36 million, but were partially offset by $12 million in favorable advance grain purchasing contracts. As a result of the advance grain purchasing contracts, the company’s raising costs were $42 per hundredweight for the quarter, up four percent from last year, but three percent lower than raising costs would have been, absent these contracts.

Pork prices increased significantly from the prior year, reflecting strong demand both domestically and internationally. Pork export volume grew 30 percent in the quarter and 22 percent year to date. While pork prices have increased, these prices have not been sufficient to fully recover the increased raw material costs. As a result, pork segment earnings were below those of last year.

Processed meats margins also were adversely impacted by higher raw material costs. The company continued its strategy of growing processed meats, as volume rose 36 percent, including Farmland. Volume growth exclusive of Farmland grew six percent. This volume increase reflected strong growth in boneless smoked hams, spiral sliced hams, smoked sausage and pre-cooked entrees. Smithfield bacon, the leader in branded retail bacon sales, grew overall bacon volume more than six percent in the quarter. Market share gains were achieved in several product lines, including hot dogs, dinner sausage and breakfast sausage. Foodservice, which is becoming an increasingly important sales channel at Smithfield, recorded pork volume growth of over five percent.

The modest beef loss was due to weak demand and closed export markets. Margins remained depressed due to tight cattle supplies that produced high live cattle prices and an unfavorable pricing environment for products traditionally marketed outside of the U.S. Beef volume was 17 percent below a year ago.

Other segment earnings were substantially better than last year, as turkey operations benefited from favorable industry conditions and international meat processing results improved. Results included equity earnings from the company’s investment in Campofrio. Smithfield continued its strategy of pursuing opportunities in Europe by making pork processing acquisitions in Poland and Romania in early November.

“The second quarter was very strong,” said Joseph W. Luter, III, chairman and chief executive officer. “The demand for pork, particularly exports, has been excellent. This demand has fueled strong live hog prices that have reached near-record levels for this time of the year. In this environment, our vertical integration strategy is paying big dividends. Adding back the reduction in earnings from the commodity futures contracts, Smithfield has just had its two strongest quarters ever, even though we had no profits in our beef business,” he said.

Mr. Luter noted that, during the quarter, the company added cattle feeding to its business model. “The addition of cattle feeding to the existing model of live hog production, fresh pork, fresh beef and processed meats, as well as international operations, adds one more leg to the stool,” said Mr. Luter. “It’s very unlikely that all of these businesses will be performing well at the same time and, in many cases, these businesses are countercyclical to each other. However, this combination should result in a more stable stream of earnings and less volatility going forward.”

Mr. Luter said that, as of the end of the company’s second fiscal quarter, Smithfield has owned Farmland for a full year since its acquisition. “Farmland’s performance has exceeded our expectations, “ he said. “When we analyzed Farmland operations prior to the acquisition last year, trailing 12 month adjusted EBITDA totaled $75 million. Farmland has delivered over $104 million in EBITDA in its first year. We paid just under six times trailing EBITDA for Farmland and four times EBITDA they produced in our first year of ownership. We funded the acquisition by selling Schneider for nine times fiscal 2003 EBITDA of $43 million. “We believed at the time that this would be one of our best acquisitions ever. I think we were right,” said Mr. Luter.

“Looking forward, I am extremely optimistic about the remainder of fiscal 2005,” said Mr. Luter. “The futures markets indicate that hog production profitability should be strong for the remainder of the fiscal year. We are moving into the third quarter, which is, traditionally, our best quarter on the pork processing side and, while this year seems to be different from tradition, I believe the combination of hog production and pork processing will result in a very good third quarter. I also expect that the fourth quarter will be strong. I am very confident that we are on track for another record year,” said Mr. Luter.

With annualized sales of $10 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

See appendix attached to press release for reconciliation of earnings and adjusted earnings before interest, taxes, depreciation and amortization, as referred to above.

(table follows)

SMITHFIELD FOODS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	13 Weeks Ended		26 Weeks Ended
	October 31, 2004	October 26, 2003	October 31, 2004	October 26, 2003
Sales	$2,719.1	$2,059.7	$5,370.8	$4,041.3
Cost of sales	2,440.4	1,857.5	4,834.1	3,663.2

Gross profit	278.7	202.2	536.7	378.1

Selling, general and administrative expenses	159.0	128.0	306.2	250.0
Interest expense	32.5	25.7	60.1	53.2

Income from continuing operations before income taxes	87.2	48.5	170.4	74.9
Income taxes	28.8	16.6	57.1	25.4

Income from continuing operations	58.4	31.9	113.3	49.5
Income from discontinued operations, net of tax	—	4.3	—	8.8

Net income	$58.4	$36.2	$113.3	$58.3

Income per share:
Basic:
Continuing operations	$.53	$.29	$1.02	$.45
Discontinued operations	—	.04	—	.08

Net income	$.53	$.33	$1.02	$.53

Diluted:
Continuing operations	$.52	$.29	$1.01	$.44
Discontinued operations	—	.04	—	.08

Net income	$.52	$.33	$1.01	$.52

Weighted average shares outstanding:
Basic	111.1	109.9	111.1	109.7
Diluted	112.1	111.3	112.2	111.3

Appendix 1

EBITDA Reconciliation (Unaudited)

(US$ in millions)

	Schneider Corporation	Farmland Foods
	Fiscal Year Ended April 27, 2003	Six Mos. Ended May 2, 2004	Six Mos. Ended October 31, 2004	Twelve Mos. Ended October 31, 2004
EBITDA	$43.4	$67.4	$36.8	$104.2
Add (subtract):
Depreciation and amortization	(13.7)	(11.4)	(11.8)	$(23.2)
Interest expense, net	(6.5)	(5.8)	(5.0)	(10.8)
Provision for income taxes (1)	(8.6)	—	—	—

Net income	$14.6	$50.2	$20.0	$70.2

(1)	Farmland Foods was not allocated a share of income taxes.

Note: “EBITDA” represents income before interest expense, income taxes, depreciation and amortization. EBITDA is not intended to be a substitute for measurements under U.S. generally accepted accounting principles such as net income, and the items exclud

Contact:	Jerry Hostetter
Smithfield Foods, Inc.
(212) 758-2100
jerryhostetter@smithfieldfoods.com

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